Exhibit 99.1

News Release

Stacy Roughan

Director, Investor Relations

DineEquity, Inc.

818-637-3632

DineEquity, Inc. Announces Chief Financial Officer Transition

GLENDALE, Calif., September 8, 2008 —   DineEquity, Inc. (NYSE: DIN), franchisor and operator of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today announced that its chief financial officer, Thomas G. Conforti, has resigned from the Company effective immediately to pursue other opportunities.  DineEquity has engaged the services of Crist Kolder Associates, a nationally recognized search firm to help identify a successor.  DineEquity has appointed current vice president, corporate controller, Greggory Kalvin interim chief financial officer until a successor is identified.

Julia A. Stewart, DineEquity’s chairman and chief executive officer, said, “Tom is a great professional and, since joining our team nearly six years ago, he has been a valuable partner in positioning IHOP and now DineEquity for long-term success.  We appreciate his many contributions and wish him well in his future endeavors.”

Mr. Conforti said, “I am proud to have been part of the DineEquity team.   We accomplished a tremendous amount over the last six years in revitalizing the IHOP system and in acquiring Applebee’s.  I leave knowing that the Company has a great future.  For my part, I am excited about writing my next chapter.”

Mr. Kalvin, a CPA, has 25 years of experience in top accounting and finance roles.  He joined DineEquity in 2007 as the Company’s corporate controller.  Previously, he served in a number of roles for j2 Global Communications, including chief accounting officer and controller.  He spent eight years at KPMG and has a degree in accounting from San Diego State University.

Stewart said, “Gregg is an experienced and well respected finance professional.  We are fortunate to have him and are delighted that he has agreed to take on these additional responsibilities at our Company.”

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc. franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands.  With more than 3,300 restaurants combined, DineEquity is the largest full-service restaurant company in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Dine Equity, Inc. 450 North Brand Blvd., 7th floor Glendale, California 91203-4415 866.995.DINE

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology, and include statements regarding the strategic and financial benefits of the acquisition of Applebee’s International, Inc., expectations regarding integration and cost savings, and other financial guidance. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of the Company’s strategic growth plan; the availability of suitable locations and terms for the sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with executing the Company’s strategic plan for Applebee’s; risks associated with the Company’s incurrence of significant indebtedness to finance the acquisition of Applebee’s; the failure to realize the synergies and other perceived advantages resulting from the acquisition; costs and potential litigation associated with the acquisition; the ability to retain key personnel after the acquisition; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies; or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP, International House of Pancakes and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.